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                                                                     EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                       OF

                           MAHASKA INVESTMENT COMPANY


         We, the undersigned, acting as incorporators of a corporation under the Iowa Business Corporation Act, Chapter 496 A, Code of Iowa, 1971, as amended, adopt the following Articles of Incorporation for such corporation:

                                   ARTICLE I.

         The name of the corporation is MAHASKA INVESTMENT COMPANY.

                                 ARTICLE II.

         The period of duration of the corporation shall be perpetual.

                                 ARTICLE  III.

         The corporation shall have unlimited power to engage in, and to do, any lawful act concerning any and all lawful business for which corporations may be organized under said Act.

                                  ARTICLE IV.

         The aggregate number of shares which the corporation shall have authority to issue is Four Million (4,000,000) shares of common stock of the par value of Five ($5.00) Dollars each.

         A holder or subscriber to shares of the corporation shall be under no obligation to the corporation or its creditors with respect to such shares other than the obligation to pay to the corporation the full consideration for which such shares were issued or are to be issued.

                                   ARTICLE V.

         The address of the initial registered office of the corporation is 110 North Market Street in the City of Oskaloosa, Mahaska County, Iowa, and the name of its initial registered agent at such address is C. A. Williams, Jr.
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                                  ARTICLE VI.

         The number of directors of the corporation shall be not less than 5 and not greater than 15, and, effective as of the annual meeting of shareholders of the corporation in 1996, the Board of Directors shall be divided into three classes, designated Class I, Class II, and Class III. Such classes shall be as nearly equal in number as possible. The term of directors of one class shall extend to each annual meeting of shareholders and in all cases as to each director, until his successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall extend to the annual meeting of shareholders in 1997, that of Class II shall extend to the annual meeting in 1998, and that of Class III shall extend to the annual meeting in 1999, and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of shareholders, the number of directors equal to the number of directors of the class whose term extends to the time of such meeting shall be elected to hold office until the third succeeding annual meeting of shareholders after their election. The Board of Directors may, upon a majority vote of its members, increase or decrease the number of directors within the limits set forth above. Any vacancy occurring in the Board of Directors and any directorship to be filled by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. Any director elected to fill a vacancy other than by reason of an increase in the number of directors shall be elected for the unexpired term of his or her predecessor in office. Any director elected to fill a vacancy by reason of an increase in the number of directors may continue in office only until the next election of directors by the shareholders.
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                                  ARTICLE VII.

         The name and address of each incorporator is as follows:

         Name                                  Address
         R. S. Howard, Jr.        116 Highland Avenue, Oskaloosa, Iowa
         C. A. Williams, Jr.      837 High Avenue East, Oskaloosa, Iowa
         Ralph E. Lyddon          1219 North Third Street, Oskaloosa, Iowa

                                 ARTICLE VIII.

         No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of this corporation is or are interested in, or is a director or officer, or are directors or officers of such other corporation, and any director or directors, individually or jointly may be a party or parties to or may be interested in any contract or transaction of this corporation or in which this corporation is interested; and no contract, act or transaction of this corporation with any person or persons, firm or association, shall be affected or invalidated by the fact that any director or directors of this corporation is a party or are parties to, or interested in, such contract, act or transaction, or in any way connected with such person or persons, firm or association, and each and every person who may become a director of this corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm or corporation in which he may be in any wise interested so long as he acts in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the corporation.

                                  ARTICLE IX.

         All deeds, mortgages, releases and other instruments in writing affecting real estate which shall be made by the corporation shall be executed and acknowledged in its name by the president or any vice president and attested by the secretary or any assistant secretary with the corporate seal
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attached.

                                   ARTICLE X.

         The initial bylaws of the corporation shall be adopted by the board of directors which shall have the power to alter, amend or repeal the same or adopt new bylaws at any regular meeting or at any special meeting called for that purpose, and said bylaws may contain provisions restricting the transfer of shares of stock of the corporation.

         Dated at Oskaloosa, Iowa, this 14th day of February, 1973.


                                        /s/ R. S. Howard, Jr.
                                        ----------------------------
                                        R. S. Howard, Jr.

                                        /s/ C. A. Williams, Jr.
                                        ----------------------------
                                        C. A. Williams, Jr.

                                        /s/ Ralph E. Lyddon
                                        ----------------------------
                                        Ralph E. Lyddon

                                        INCORPORATORS
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STATE OF IOWA
                          ss.
Mahaska County

         On this 14th day of February, 1973, before me, the undersigned Notary Public, personally appeared R. S. Howard, Jr., C. A. Williams, Jr. and Ralph E. Lyddon, to me known to be the identical persons named in and who executed the forgoing Articles of Incorporation, and acknowledged that they executed the same as their voluntary act and deed.


                                 /s/ Alice M. Parlet
                                 -----------------------------------------------
                                 Notary Public in and for said County and State.